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                                  EXHIBIT 99.1
                                  ------------



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FOR IMMEDIATE RELEASE

CONTACTS:      Bill Sobo, Senior Vice President, Chief Financial Officer
               Virginia Lacke, Investor Relations
               (617) 487-9904, ext.4118




                  PAREXEL REPORTS RESULTS FOR DECEMBER QUARTER
                     AND ANNOUNCES TWO-FOR-ONE STOCK SPLIT


Boston, MA, January 28, 1997 -- PAREXEL International Corporation (Nasdaq:PRXL) reported today its financial results for the three months ended
December 31, 1996, and also announced a two-for-one stock split.

Net revenue for the three months ended December 31, 1996 was $37.2 million, an 80% increase over net revenue of $20.6 million for the three months ended December 31, 1995. Existing operations generated 67% revenue growth, with the remainder attributable to businesses acquired during the year. Income from operations for the second quarter of fiscal 1997 increased 116% to $3.1 million, or 8.4% of net revenue, compared to $1.4 million for the prior-year period. Net income for the current quarter was $2.3 million, or $0.25 per share, versus $956,000, or $0.15 per share, last year. This represents a 138% increase in net income and a 67% increase in earnings per share between periods, with a 44% increase in average shares outstanding. Per share amounts do not reflect the impact of the pending stock split discussed below.

For the six months ended December 31, 1996, net revenue grew 82% to $70.2 million from $38.6 million in the prior-year period. Net income for the six months ended December 31, 1996 increased 148% to $4.2 million compared to $1.7 million in the prior year, resulting in earnings per share of $0.48 and $0.29, respectively.

"I am extremely pleased with PAREXEL's financial performance in the December quarter, delivering 80% overall revenue growth and 67% internal growth," remarked Josef H. von Rickenbach, Chief Executive Officer and Chairman of PAREXEL. "We believe the worldwide demand for pharmaceutical and biotechnology outsourcing services offered by PAREXEL has never been stronger. Our extraordinary revenue growth, combined with ongoing efficiency enhancements, resulted in improved operating margins for the quarter--increasing from 8.2% in the September quarter to 8.4% in the December 1996 quarter."


                               -more-

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PAREXEL also announced today that its Board of Directors approved a two-for-one split of the Company's common stock payable in the form of a stock dividend. All stockholders of record as of the close of business on February 7, 1997 will receive one additional share of stock for each share owned. Actual distribution of the shares is expected to occur on or about February 21, 1997.

In December 1996, PAREXEL completed a public offering of 1,258,150 shares of common stock, including over-allotments, which netted the Company proceeds of approximately $57 million. Proceeds from the offering will be used for internal growth initiatives and possible future acquisitions. As of December 31, 1996, PAREXEL's cash and investments balance approximated $95 million, and 9.7 million shares of common stock were outstanding. Upon completion of the stock split, there will be approximately 19.4 million shares outstanding.

PAREXEL is a contract research organization ("CRO") which provides outsourcing services to the worldwide pharmaceutical, biotechnology and medical device industries. The Company's primary services include clinical trials management, data management, biostatistical analysis, regulatory and medical affairs consulting, medical writing, health economics, medical marketing, and other drug development consulting and training. Headquartered in Boston, MA, the Company has sixteen offices in nine countries.

This release may contain statements which may be "forward-looking" statements under federal law. The Company's actual results may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to: risks associated with acquisitions; management of growth and the ability to attract and retain employees; the loss or delay of large contracts; the Company's dependence on certain industries and clients; government regulation of such industries and clients; and competition or consolidation within the industry. These factors and others are discussed more fully in the section entitled "Risk Factors" of the Company's Prospectus dated December 6, 1996.



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PAREXEL INTERNATIONAL CORPORATION

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(Unaudited)
(In thousands, except per share data)
                                               Three months ended             Six months ended
                                                  December 31,                   December 31,
                                             ----------------------        ----------------------
                                               1996          1995            1996          1995
                                             -------        -------        -------        -------

Net revenue                                  $37,169        $20,616        $70,199        $38,589

Cost and expenses:
  Direct costs                                25,358         14,409         48,179         26,874
  Selling, general and administrative          7,684          4,244         14,301          8,078
  Depreciation and amortization                1,005            518          1,888          1,033
                                             -------        -------        -------        -------
Income from operations                         3,122          1,445          5,831          2,604

Other income, net                                425            123            789            221
                                             -------        -------        -------        -------

Income before income taxes                   $ 3,547        $ 1,568        $ 6,620        $ 2,825
                                             =======        =======        =======        =======

Net income                                   $ 2,273        $   956        $ 4,209        $ 1,698
                                             =======        =======        =======        =======


Net income per share                         $  0.25        $  0.15        $  0.48        $  0.29

Weighted average common and
  common equivalent shares outstanding         9,000          6,231          8,814          5,815



CONSOLIDATED BALANCE SHEET INFORMATION
(In thousands)
                                  December 31,    June 30,
                                     1996           1996
                                  -----------     --------
                                  (Unaudited)

Working capital                    $110,444       $ 53,428
Total assets                        175,101        102,401
Stockholders' equity                126,508         61,212
